Exhibit 4.8

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     THIS AMENDMENT NO. 1 to the Rights Agreement dated as of December 29, 1997 (the “Rights Agreement”) between IVAX Corporation, a Florida corporation (the “Company”), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the “Rights Agent”) is entered into as of this 12th day of May, 2000.

WITNESSETH

     WHEREAS the parties hereto desire to amend the Rights Agreement in certain respects.

     NOW THEREFORE, the parties hereto agree as follows:

     SECTION 1. CERTAIN DEFINITIONS.

          (a) Unless otherwise specifically defined herein, each term used herein which is defined in the Rights Agreement has the meaning assigned to such term in the Rights Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference contained in the Rights Agreement shall, after this Amendment becomes effective, shall refer to the Rights Agreement as amended hereby:

          (b) Section 1 of the Rights Agreement is hereby amended by deleting from the definition of “Acquiring Person” at the end of Clause (ii)(A) the parenthetical reading “(provided that at the time of such approval of the Board of Directors there are then in office not less than two Continuing Directors (as such term is hereinafter defined) and such action or transaction or series of related actions or transactions are approved by a majority of the Continuing Directors then in office)”; and by deleting from Clause (ii)(B) the parenthetical reading “(provided that at the time of such approval of the Board of Directors there are then in office not less than two Continuing Directors (as such term is hereinafter defined) and such action or transaction or series of related actions or transactions are approved by a majority of the Continuing Directors then in office)”; and by also deleting from the definition of “Acquiring Person” the parenthetical appearing after the phrase “has become such inadvertently” which reads “(provided that at the time of such determination there are then in office not less than two Continuing Directors and such determination is concurred with by a majority of the Continuing Directors then in office.)”.

          (c) Section 1 of the Rights Agreement is hereby amended by deleting the definition of “Continuing Directors” contained therein.

          (d) Section 1 of the Rights Agreement is hereby amended by deleting from the definition of “Stock Acquisition Date” the word “Continuing”.

     SECTION 2. APPPOINTMENT OF RIGHTS AGENT. The first sentence of Section 2 of the Rights Agreement is hereby amended to delete the words “and the holders of the Rights” in line 2 thereof.

     SECTION 3. DUTIES OF RIGHTS AGENT. Section 20(c) of the Rights Agreement is hereby amended by added the following words to the end of such section:

“Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage.”

     SECTION 4. REDEMPTION. Section 23(a) of the Rights Agreement is hereby amended by deleting the words “provided, however, that from and after the time that any Person shall become an Acquiring Person, the Company may redeem the Rights only if at the time of the action of the Board of Directors there are then in office not less than two Continuing Directors and such redemption is approved by a majority of the Continuing Directors then in office.”

     SECTION 5. SUPPLEMENTS AND AMENDMENTS. Section 26 of the Rights Agreement is hereby amended by deleting from the last sentence the words “and supplements and amendments may be made after the time that any Person becomes an Acquiring Person only if at the time of the action of the Board of Directors approving such supplement or amendment there are then in office not less than two Continuing Directors and such supplement or amendment is approved by a majority of the Continuing Directors then in office.”

     SECTION 6. SUMMARY OF RIGHTS TO PURCHASE COMMON STOCK. Exhibit A to the Rights Agreement is hereby amended by deleting the words “only if approved by a majority of the Continuing Directors” from the paragraph on page 4 of the Summary, which begins with the words “At any time on or prior to the close of business...”.; and by deleting the last sentence of the paragraph on page 4 of the Summary beginning “For as long as the Rights...”

     SECTION 7. AVAILABILITY OF SHARES OF COMMON STOCK. Section 9 of the Rights Agreement is hereby amended by revising the caption thereof to read “AVAILABILITY OF SHARES OF COMMON STOCK;” by deleting subsections (a) and (b) thereof in their entirety; and by substituting the following:

     ”(a) The Company shall not be required to reserve and keep available shares of Common Stock sufficient to permit the exercise in full of all outstanding Rights unless, and only to the extent that, the Rights become exercisable, provided that the Company’s obligation to reserve shares after the Rights become exercisable will be subject to Section 11(k).

     ”(b) As long as the shares of Common Stock (or any other securities) issuable and deliverable upon the exercise of the Rights may be listed on any national securities exchange, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all such shares to be listed on such exchange upon official notice of issuance.”

     SECTION 8. SUCCESSORS. All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agents shall bind and inure to the benefit of their respective successors and assigns.

     SECTION 9. BENEFITS OF THIS AMENDMENT. Nothing in this Amendment shall be construed to give any person or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and prior to the Distribution Date, the registered holders of Common Stock in their capacity as holders of the Rights) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and prior to the Distribution Date, the registered holders of Common Stock in their capacity as holders of the Rights).

     SECTION 10. FLORIDA CONTRACT. This Amendment shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed and enforced in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

     SECTION 11. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     SECTION 12. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

IVAX Corporation		ChaseMellon Shareholder Services, L.L.C.

By:	/s/ Carol J. Gillespie	By:	/s/ Cindy Pacolay

	Carol J. Gillespie Senior Vice President, General Counsel and Secretary		Cindy Pacolay, AVP

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